Exhibit r.2

FULL CIRCLE ADVISORS, LLC

CODE OF ETHICS

This Code of Ethics (“Code”) is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Full Circle Advisors, LLC (“Full Circle Advisors”) in order to set forth guidelines and procedures promoting ethical practices and conduct.

I.	Standards of Business Conduct:

The Code is based on the principle that Full Circle Advisors owes its clients a duty of undivided loyalty.  As an investment adviser, Full Circle Advisors has a fiduciary responsibility to its clients.  Clients’ interests must always be placed first.  Thus, Full Circle Advisors personnel must conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any transaction for a client or otherwise takes unfair advantage of a client relationship.  Personnel must not take inappropriate advantage of their positions.  No personnel shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of Full Circle Advisors. All Full Circle Advisors personnel must adhere to these fundamental principles as well as comply with the specific provisions set forth herein.

In particular, it shall be unlawful for any affiliated person of Full Circle Advisors, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by any client of Full Circle Advisors, to:

•	Employ any device, scheme or artifice to defraud the client;
•
Make to the client any untrue statement of a material fact or omit to state to any client a material fact necessary in order to make the statement made, in light of the surrounding circumstances, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or
•	Engage in any manipulative practice with respect to any client.

It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which demonstrate a pattern of compromise or abuse of personnel’s fiduciary responsibilities to clients.  All personnel must seek to be scrupulous in their adherence to the ideals of openness, integrity, honesty and trust.

Rule 204A-1 of the Advisers Act requires that all Full Circle Advisors personnel must comply with all applicable Federal Securities Laws.

II.	Definitions:

The following definitions apply for purposes of the Code:

A.          Access Person means:

1.           Any of Full Circle Advisors’ supervised persons who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2.           All directors, officers and partners of Full Circle Advisors are presumed to be access persons.

B.           Adviser refers to Full Circle Advisors, LLC.

D.          Automatic Investment Plan refers to any program in which regular periodicpurchases (or withdrawals) are made automatically in (or from) investment accounts inaccordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

E.           Beneficial Ownership is interpreted consistent with Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 16a-1(a)(2) thereunder.  Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security.  Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

F.           Control has the same meaning as in Section 2(a)(9) of the 1940 Act.

G.          Federal Securities Laws means the Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of the referenced statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

H.          Fund means an investment company registered under the Investment Company Act of 1940.

I.            Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

J.           Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or 4(6).

K.          Purchase or Sale of Securities includes, among other things, the writing of an option to purchase or sell a security.

L.           Reportable Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except that a Reportable Security does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in oneor more open-end funds.

M.         Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Full Circle Advisors, or other person who provides investment advice on behalf of Full Circle Advisors and is subject to the supervision and control of Full Circle Advisors.

III.	Pre-clearance of and Prohibited Securities Transactions:

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction shall acquire, any direct or indirect Beneficial Ownership in any security in an initial public offering or in a limited offering, unless such Access Person shall have obtained prior written approval for such transaction from the Chief Compliance Officer.  In determining whether to approve the transaction, the Chief Compliance Officer will consider whether the opportunity to purchase or sell such Securities should be first offered to eligible clients, or whether an Access Person is being offered the opportunity because of his or her position with the Adviser.  Pre-clearance shall be effective for five days.

The Chief Compliance Officer shall, when necessary, obtain prior written approval for such transactions from the Chief Executive Officer, who shall, in making a determination whether to approve the transaction, consider whether the opportunity to purchase or sell such Securities should be first offered to eligible clients, or whether an Access Person is being offered the opportunity because of his or her position with the Adviser.  Pre-clearance shall be effective for five days.

The Adviser shall maintain a current restricted list of issuers of securities that the Adviser is analyzing and/ or recommending for client transactions.  No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction shall acquire, any direct or indirect Beneficial Ownership in any security that is on such list.

IV.	Reporting Requirements:

The Adviser shall appoint a Chief Compliance Officer who shall furnish each Supervised Person with a copy of this Code, and any amendments, upon commencement of employment and annually thereafter.

Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read and understands this Code and recognizes that he or she is subject to the provisions and principles detailed therein.  In addition, the Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

A.           Initial Holdings Reports:

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to the Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings.  The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.  The report must include the following:

1.           The title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

2.           The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.           The date the Access Person submits the report.

B.           Quarterly Transaction Reports:

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to the Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership.  The report must cover all transactions occurring during the calendar quarter most recently ending.  The report must contain the following information:

1.           The date of the transaction;

2.           The title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, the principal amount of each reportable security involved;

3.           The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

4.           The price of the security at which the transaction was effected;

5.           The name of the broker, dealer or bank with or through which the transaction was effected; and

6.           The date the Access Person submits the report.

An Access Person need not submit a quarterly transaction report under this section of the Code if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records, so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

C.           Annual Holdings Reports:

Each Access Person must submit, to the Chief Compliance Officer or other designated person, an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted.  The Annual Holdings Report must be submitted at least once every 12-month period, on a date to be designated by the Adviser.  The Chief Compliance Officer will notify every Access Person of the date.  Each report must include:

1.           The title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, the principal amount;

2.           The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.           The date the Access Person submits the report.

D.           Exceptions from Reporting Requirements:

Access Persons are not required to submit:

1.           Any report with respect to Securities held in accounts over which the Access Person had no direct or indirect control;

2.           A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

E.           Annual Certification of Compliance:

All Supervised Persons must annually certify, through a written acknowledgment, to the Chief Compliance Officer that (1) they have read, understood and agree to abide by this Code; (2) they have complied with all applicable requirements of this Code; and (3) they have reported all transactions and holdings that they are required to report under this Code.

V.	Confidentiality:

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission, upon request.

VI.	Review and Enforcement:

Access Persons are required to promptly report potential violations of the Code to the Chief Compliance Officer or, provided the Chief Compliance Officer also receives reports of all violations, to another designated person.  All reported potential violations will be investigated and, if appropriate, sanctions will be imposed.  Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade or transaction, disgorgement of profit and absorption of costs associated with a transaction, supervisor approval to trade for a proscribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation) and termination of employment.

An exception to any of the policies, restrictions and requirements set forth herein may be granted only upon a showing by an Access Person, to the Chief Compliance Officer, that such Access Person would suffer extreme financial hardship should an exception not be granted.  The grant of such exception will be in the sole discretion of the Chief Compliance Officer.

All Initial Holdings Reports, Quarterly Transactions Reports, Annual Holdings Reports and certifications must be reviewed by the Chief Compliance Officer, or some other designated person.  This review will include, but is not limited to, an assessment of whether the Access Person followed pre-clearance requirements, a comparison of personal securities transactions to any restricted lists, an assessment of whether the Access Person is trading for his or her own account in the same securities he or she is trading for clients and if so, whether the clients are receiving terms as favorable as those the Access Person takes for himself, periodic analyses of the Access Person’s trading for patterns indicating abuse and investigations into any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account versus the percentage that are profitable when he or she trades for clients.

VII.	Record-keeping:

The Adviser shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or electronically as permissible under the conditions described in Rule 204-2(g) under the Advisers Act, or under no-action letters or interpretations under that Rule, and shall be available for examination by representatives of the Securities and Exchange Commission.

The records required to be maintained must be kept in an easily accessible place for five years, the first two in an appropriate office of the Adviser.

A.           A copy of this Code and any amendments hereto adopted shall be preserved (including for five years after the Code or amendment, as applicable, is no longer in effect).

B.           A record of any violation of this Code and of any action taken as a result of that violation shall be preserved for a period of not less than five years following the end of the fiscal year in which the last entry in the record of the violation is made.  This requirement does not suggest that reports of violations need be kept as records under this Code.

C.           A record of all written acknowledgements from all Supervised Persons, as required by Section IV of this Code, shall be preserved.

D.           A copy of each report made by an Access Person, including any information provided in lieu of any report, pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made.

E.           A list of all Access Persons who are, or within the past five years have been, required to make reports pursuant to this Code and all persons who are, or within the past five years have been, responsible for reviewing the reports, shall be maintained.

F.           A copy of any decisions, and any reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by Access Persons shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VIII.	Amendment and Interpretation:

This Code may be amended as necessary to maintain compliance with Federal Securities Laws and as otherwise deemed appropriate.   Notice of any and all amendments shall be promptly given to each Access Person and any other persons subject to the provisions of this Code.  This Code is subject to interpretation by the Chief Compliance Officer, but shall in all cases be interpreted consistent with the language of the Code, Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.